UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 7, 2015

Lumber Liquidators Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-33767 (Commission File Number)	27-1310817 (I.R.S. Employer Identification No.)

3000 John Deere Road, Toano, Virginia (Address of principal executive offices)		23168 (Zip Code)

Registrant’s telephone number, including area code: (757) 259-4280

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On October 7, 2015, Lumber Liquidators, Inc. (“LLI”), a subsidiary of Lumber Liquidators Holdings, Inc. (the “Company”), reached a settlement with the Environment and Natural Resources Division of the U.S. Department of Justice (the “DOJ”) regarding LLI’s compliance with the Lacey Act, a U.S. conservation law related to the protection of plants, fish and wildlife. A copy of the press release announcing the settlement is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Under the terms of a Plea Agreement with the DOJ (the “Plea Agreement”) executed on October 7, 2015, which must be approved by the United States District Court for the Eastern District of Virginia (the “Court”), LLI agreed to plead guilty to one felony count for entry of goods by means of false statements and four misdemeanor due care counts under the Lacey Act. These violations do not require LLI to have acted with a deliberate or willful intent to violate the law, and LLI did not stipulate that it acted with such deliberate or willful intent. In the Plea Agreement, LLI agreed to pay $7.8 million in fines, $1.2 million in community service payments and $969 thousand in forfeited proceeds. Of the fines, $4.0 million is due at sentencing, $2.0 million is due within 12 months of sentencing, and any outstanding balance is due within 24 months of sentencing. The community service payments include an $881 thousand payment to the National Fish and Wildlife Foundation, $500 thousand of which is designed to fund projects to develop electronic timber identification devices for use in non-laboratory settings and $381 thousand of which will fund Amur leopard conservation projects, and a $350 thousand payment to the Rhinoceros and Tiger Conservation Fund. LLI has agreed to make one quarter of the community service payments within 12 months of sentencing and the remainder within 24 months of sentencing. The forfeiture of proceeds will be made in cash at or prior to sentencing.

LLI also has agreed in the Plea Agreement to implement an environmental compliance plan (the “Compliance Plan”) for a probation period of five years. If LLI fails to implement the Compliance Plan within three months of sentencing, it has agreed to cease the importation of hardwood flooring until the DOJ determines that the Compliance Plan has been satisfactorily implemented. During the first four years, LLI has agreed to engage an outside consulting firm to conduct audits of compliance with the Compliance Plan and certain requirements of the Lacey Act. The Company has agreed to guarantee all payments and performance due from LLI, including but not limited to payments for fines, community service, forfeited proceeds and special assessments and the performance of LLI’s obligations under and compliance with the Compliance Plan and related audits.

Also on October 7, 2015, LLI agreed to settle a companion civil forfeiture case with the DOJ related to the Lacey Act. Pursuant to a Complaint for Forfeiture In Rem and a Stipulation for Settlement and Joint Motion for Entry of Consent Order of Forfeiture (the “Consent”), LLI has agreed to forfeit $3.2 million in cash as a substitute for the forfeiture of the flooring. Also in the Consent, the DOJ has agreed to waive any claim to the flooring, and LLI will be free to sell the flooring and retain any and all proceeds.

The Plea Agreement and Consent are subject to approval by the Court. There can be no assurance that the Court will approve either action. If the Court does not approve the Plea Agreement or Consent, there can be no assurance that the resolution of the above inquiries and claims will take effect as currently contemplated or at all or that any charges or claims to which the Plea Agreement, the Consent or the DOJ inquiry relate would ultimately be resolved in a manner consistent with, or not materially more adverse to, the Company than the terms and conditions that would apply under the Plea Agreement and the Consent.

The above descriptions of the Plea Agreement and the Consent are not complete and are qualified in their entirety by the terms of the Plea Agreement and the Consent, copies of which are filed as Exhibit 10.1 and 10.2, respectively, hereto and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

10.1	Plea Agreement between Lumber Liquidators, Inc. and the Department of Justice

10.2	Stipulation for Settlement and Joint Motion for Entry of Consent Order of Forfeiture between Lumber Liquidators, Inc. and the Department of Justice

99.1	Press release dated October 7, 2015

SIGNATURES

              Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

LUMBER LIQUIDATORS HOLDINGS, INC. (Registrant)
Date: October 7, 2015	By:	/s/ E. Livingston B. Haskell
E. Livingston B. Haskell
Secretary and General Corporate Counsel

EXHIBIT INDEX

Exhibit No.	Description

10.1	Plea Agreement between Lumber Liquidators, Inc. and the Department of Justice

10.2	Stipulation for Settlement and Joint Motion for Entry of Consent Order of Forfeiture between Lumber Liquidators, Inc. and the Department of Justice

99.1	Press release dated October 7, 2015